EXHIBIT 99.1

INVESTOR CONTACT:
LHA
Don Markley
dmarkley@lhai.com
(310) 691-7100

Lion Biotechnologies Completes $23.3 Million Private Financing

LOS ANGELES, November 6, 2013 -- Lion Biotechnologies, Inc. (OTC Markets: LBIO) has completed a previously announced private financing with institutional and other accredited investors for gross proceeds of $23.3 million.  After paying the placement agent fees and estimated offering expenses payable by the Company, Lion Biotechnologies received net proceeds of approximately $21.6 million.

At the closing, the Company issued 3,145,300 shares of common stock, 17,000 shares of its new Series A Convertible Preferred Stock, and warrants to purchase a total of 11,645,300 shares of Common Stock.

Roth Capital Partners, LLC, served as the lead placement agent, with Highline Research Advisors LLC a Division of Agincourt, LTD. acting as the co-placement agent. Quogue Capital LLC was the lead investor, with several additional institutions participating, including Perceptive Advisors LLC, venBio Select Advisor, Three Arch Opportunity Fund, and Broadfin Capital LLC.

“We are very pleased to have raised the capital we believe is required to take our lead T-cell program into a Phase III clinical study for metastatic melanoma as well as sponsor several additional combination studies of check point inhibitors and T-cells,” said Manish Singh, Ph.D., President and Chief Executive Officer of Lion Biotechnologies. “The quality of the investors participating in this financing is a strong endorsement of our clinical results to-date and of the potential for tumor-infiltrating lymphocyte technology.”

The investors purchased units consisting of either (i) one share of common stock and a warrant to purchase a share of common stock, or (ii) one share of the newly authorized Series A Convertible Preferred Stock and a warrant to purchase the number of shares of common stock initially issuable upon the conversion of the preferred stock. The shares of common stock (and accompanying warrants) were sold at $2.00 per share, and the shares of Series A Convertible Preferred Stock (and accompanying warrants) were sold at $1,000 per share.  The shares of Series A Convertible Preferred Stock have a stated value of $1,000 per share and will initially be convertible into shares of common stock at a price of $2.00 per share (subject to customary adjustment for stock splits, reorganizations, and similar changes).  Each warrant entitles the holder the right to acquire one share of common stock at a price of $2.50 for a period of five years.

The foregoing securities were offered in the private placement and have not been registered under the Securities Act of 1933, as amended, or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.  As part of the transaction, the Company has agreed to file a resale registration statement on Form S-1 with the Securities and Exchange Commission within 30 days of the closing for purposes of registering the resale of (i) the shares of common stock sold to the investors, and (ii) the common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants issued in the private placement.

About Lion Biotechnologies
Lion Biotechnologies, Inc., formerly Genesis Biopharma, Inc., is engaged in the development of T-cells and engineered T-cells for the treatment of various cancers.  The company's lead product candidate is a ready-to-infuse autologous T-cell therapy utilizing tumor-infiltrating lymphocytes (TILs) for the treatment of patients with Stage IV metastatic melanoma, and is based on a clinical CRADA with the National Cancer Institute along with physician-sponsored investigational therapy at the MD Anderson Cancer Center and the H. Lee Moffitt Cancer & Research Institute. For more information, please visit http://www.genesis-biopharma.com/.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the use of funds raised in the private placement and the potential of the Company’s technology to treat metastatic tumors. These forward-looking statements are subject to risks and uncertainties, including the company’s inability to file the required registration statement, and the other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.
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